Exhibit 10.39

UROLOGIX

March 19, 2007

Richard C. Carlson
Chief Executive Officer
ProUroCare Inc.
5500 Wayzata Boulevard, Suite 310
Golden Valley, MN 55416

Re:                             Amendment to MOU between Pro UroC’ are Inc. and Urologix, Inc.

Dear Rick:

This Letter Agreement is to confirm the recent discussions between our two companies with respect to further development efforts under that certain Memorandum of Understanding between ProUroCare Inc. and Urologix, Inc. having an effective date of July 27, 2005 (the “MOU”), and, in accordance with Section 14.2 of the MOU, to amend the MOU as herein provided.

As you know and acknowledge, Phase I of the Project (as such term is defined in the MOU) failed to develop an electrode array compatible with Urologix’ requirements due to the presence of electrodes on the trans-urethral catheter. For this and other reasons, ProUroCare does not dispute, and agrees, that Urologix has the absolute right under the MOU to abandon the Project — without further cost, obligation or liability of any kind.

We understand that ProUroCare would like to proceed with further feasibility work on the Project. In that regard, ProUroCare has requested that Urologix, as an accommodation to ProUroCare, postpone its decision to notify ProUroCare of its abandonment of the Project.

Urologix will agree to postpone its decision to abandon the Project, subject, however, to the following conditions:

(a)                                ProUroCare shall conduct all further development work on the Project without the requirement of further involvement of any kind from Urologix (although Urologix may participate in such development efforts in its sole discretion, from time to time, without prejudice to its rights under this Letter Agreement), and ProUroCare shall be solely responsible for finding all subsequent work on the Project. until such time (if ever) as Urologix, in its sole discretion, agrees to recommence its participation in the Project and, then, only on such tens as the parties may mutually agree in writing.

(b)                               Unless and until the parties agree in writing to recommence the Project in accordance with the immediately preceding subparagraph (a), ProUroCare agrees that Urologix has the right, in its sole discretion, to abandon the Project at any time and for any reason, without further cost, obligation or liability of any kind, whether to ProUroCare or any third party (including but not limited to RPI), by providing five (5) days’ written notice to ProuroCare.

(c)          Unless and until the parties agree in writing to recommence the Project in accordance with the preceding subparagraph (a), Urologix agrees that ProUroCare has the right, in its sole discretion, to abandon the Project at any time and for any reason, without further cost, obligation or liability of any kind to Urologix, by providing five (5) days’ written notice to Urologix.

(d)          Notices provided under this Letter Agreement shall be given in writing and delivered personally, or sent by registered or certified mail (return receipt requested with postage prepaid), to an appropriate representative of the receiving party at such party’s last known address. A notice shall be deemed to have been effectively given three (3) business days following its deposit with the United States Postal Service if sent by registered or certified mail, or when actually received if given in any other manner.

(e)          This Letter Agreement supersedes all prior discussions and understandings between the parties with respect to the subject matter hereof. Except as expressly modified and amended in this Letter Agreement, all other provisions of the MOU shall remain in full force and effect and unchanged. In the event of any ambiguity or conflict between this Letter Agreement and any of the terms and conditions contained in the MOU, the terms and conditions of this Letter Agreement shall control and govern. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the MOU. Each individual executing this Letter Agreement on behalf of a corporation warrants that he or she is authorized to do so and that this Letter Agreement will constitute the legally binding obligation of the corporation that the individual represents.

If the foregoing accurately states our agreement, kindly have a duly authorized representative of ProUroCare sign below, and then return the fully executed original to me, keeping a copy for your records.

Urologix, Inc.

		By:	/s/ Claude Tihon

Claude Tihon

Chief Technology Officer

The foregoing is agreed to and acceptable.

ProUroCare Inc.

By:	/s/Richard Carlson
Title:	CEO
Date signed: March 21, 2007

Copy via e-mail (to: rcarlson@prourocare.com)

Letter Agreement Amending Memorandum of Understanding